QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.1

NEWS RELEASE

Tenet Healthcare Corporation
Headquarters Office
3820 State Street
Santa Barbara, CA 93105
Tel 805.563.6855
Fax 805.563.6871
http://www.tenethealth.com

Contacts:	Media: Investors:	Harry Anderson (805) 563-6816 Paul Russell (805) 563-7188 Diana Takvam (805) 563-6883

Tenet Reports EPS from Operations of $0.40

Net Operating Revenues Grew 5.8 Percent, Driven by
Solid Growth in Admissions and Outpatient Visits

        SANTA BARBARA, Calif.—April 10, 2003—Tenet Healthcare Corporation (NYSE: THC) today reported results for its quarter ended Feb. 28, 2003, and provided preliminary guidance for calendar fiscal 2003 that incorporates the impact of previously announced recent actions taken by the company without changing underlying operating assumptions.

        During the quarter, net income from operations was $190 million, or $0.40 per diluted share, compared with $310 million, or $0.62, in the prior-year quarter, after reflecting Statement of Financial Accounting Standards (SFAS) No. 142 on accounting for goodwill as if it had been in effect in both periods and after adjusting the prior-year period to reflect the company's June 2002 3-for-2 stock split. A reconciliation of net income from operations to net income as determined in accordance with generally accepted accounting principles is offered in Note 9 of the accompanying Financial Update.

        The company offered preliminary guidance for earnings from operations for its new calendar fiscal 2003, expected to be between $1.34 per share and $1.65 per share. This range incorporates a proposed rule change regarding Medicare outlier payments and the $0.39 to $0.43 cumulative net reduction from numerous previously announced actions the company has taken in recent months. These actions include the decision to expense stock options, reclassification of earnings from pending asset sales, the company's recent $1 billion financing and announced cost reductions. These adjustments are purely arithmetic and do not reflect any changes in the underlying operating assumptions. As such, this guidance is preliminary, pending completion of the company's operating budget process currently underway. As previously announced, Tenet is moving to a calendar fiscal year to help investors more easily make financial comparisons with other publicly traded hospital companies, and better align its financial reporting with the company's new outlier policy that became effective Jan. 1, 2003.

        "We are clearly in a transitional period and we continue to address aggressively the challenges facing the company through cost reductions, non-core asset sales, revised pricing policies, enhanced corporate governance, and a sharp focus on quality patient care," said Jeffrey C. Barbakow, Tenet chairman and chief executive officer. "Some of these actions will impact our near-term performance but are necessary as we work to reposition the company and build a strong foundation for the future. The fact that admissions to our hospitals continue to grow at a solid rate is an encouraging demonstration of the underlying strength in our core business."

Results of Fiscal Third-Quarter Ended Feb. 28, 2003

        For the third quarter under the company's former May 31 fiscal year, admissions to Tenet hospitals rose 2.5 percent on a same-facility basis and 1.9 percent overall. Outpatient visits rose 1.9 percent and net outpatient revenue per visit rose 10.0 percent, both on a same-facility basis.

        Net operating revenues grew 5.8 percent to $3.69 billion, compared with $3.48 billion in the prior-year quarter.

        Reflecting the company's voluntary adoption on Jan. 1, 2003 of new policies regarding Medicare outlier payments, such payments to Tenet hospitals dropped to $40 million in the quarter, compared with $191 million in the prior-year period. Reflecting this decline, and offset by increases in other payor categories, overall unit revenue (measured by same-facility net patient revenue per admission) rose 0.3 percent compared with the prior-year quarter. Excluding all outlier payments, unit revenue rose 7.3 percent.

        The reduction in Medicare outlier revenue also caused a shift in the company's payor mix, with Medicare now representing 28 percent of net patient revenues and managed care accounting for 49 percent, compared with 32 percent and 44 percent respectively in the prior-year quarter.

        Reflecting the reduction of outlier payments and a significant increase in medical malpractice insurance reserves, EBITDA (earnings before interest, taxes, depreciation and amortization, impairment and restructuring charges, and loss from early extinguishment of debt) declined 29.1 percent in the quarter to $511 million versus $721 million in the prior-year quarter. EBITDA margins dropped to 13.9 percent versus 20.7 percent in the year-ago quarter. During the quarter, the company increased its medical malpractice insurance reserves, resulting in total malpractice expense for the quarter of $189 million, compared with $50 million in the prior-year quarter. A reconciliation of EBITDA to operating income as determined in accordance with generally accepted accounting principles is offered in Note 10 of the accompanying Financial Update.

        The company also recorded non-cash impairment charges of $383 million relating to the write-down of long-lived assets to their estimated fair values at ten general hospitals and four other properties. The write-downs were necessitated by various expected changes in the business at these facilities, including the effect of projected reductions in Medicare outlier payments. The company also recorded restructuring charges of $15 million during the quarter related primarily to severance and relocation costs in connection with management changes. In the prior-year quarter, the company recorded a charge of $12 million related to the early retirement of debt. Including the effect of these charges, the company posted a net loss in the quarter of $55 million or $0.12 per share, compared with net income of $280 million or $0.56 per share in the prior-year quarter.

        Cash flow from operations was $327 million in the quarter compared with $475 million in the prior-year quarter. Free cash flow, defined as cash flow from operations less capital expenditures, was $98 million compared with $307 million. On a rolling 12-months basis, cash flow from operations was $2.09 billion and free cash flow was $1.14 billion, compared with $2.37 billion and $1.59 billion respectively in the prior-year 12-month period.

        Accounts receivable days outstanding were 65 days in the quarter, up from 64 days in the year-ago quarter and 62 days in the preceding quarter. Approximately one-half of the growth over the preceding quarter derives from the arithmetic impact of the shift in payor mix. Given the reduction in Medicare outlier payments, proportionately more of the company's revenue comes from managed care payors which tend to pay bills much more slowly than Medicare.

        During the quarter, the company repurchased 6 million shares of its common stock for a total cost of approximately $110 million, at an average cost of $18.28 per share. Under its current authorization, the company may repurchase up to 24 million additional shares using free cash flow. Because the company will be reporting results for the new calendar fiscal quarter ending March 31, 2003 next month and otherwise would be restricted under its internal policies from purchasing shares, it has put in place a 10b-5(1) plan to enable it to continue to use its free cash flow to repurchase shares between April 14 and the time that it reports its March quarter results.

        Key financial ratios remain strong. The company's coverage ratio, or EBITDA-to-net-interest-expense rose to 10.72, up from 7.35 times a year ago. The company's debt-to-EBITDA ratio dropped to 1.44 times, down from 1.63 times a year ago. Its debt-to-equity ratio dropped to 0.71 times, down from 0.79 times a year ago.

Nine Months

        In reporting nine-month results, the company stressed that due to the change in Medicare outlier payments the nine-month results are not representative of expected full-year results, and pointed out that full-year results for a May 31 year-end would not be reported given the change in fiscal year to a calendar year.

        In the first nine months of fiscal 2003, admissions to Tenet hospitals rose 2.9 percent on a same-facility basis and 3.5 percent overall compared with the prior-year period.

        Net operating revenues rose 9.7 percent to $11.17 billion, versus $10.18 billion in the prior-year period. Medicare outlier payments totaled $513 million in the current nine-month period, compared with $543 million in the prior-year period.

        Unit revenues, measured by same-facility net patient revenue per admission, rose 5.7 percent. Excluding outlier payments, unit revenues grew 6.9 percent.

        EBITDA totaled $2.04 billion, versus $2.03 billion in the prior-year period. EBITDA margins were 18.3 percent compared with 19.9 percent in the prior-year period. A reconciliation of EBITDA to operating income as determined in accordance with generally accepted accounting principles is offered in Note 10 of the accompanying Financial Update.

        Net income from operations rose to $886 million or $1.80 per share, compared with $835 million or $1.66 per share in the year-ago period. A reconciliation of net income from operations to net income as determined in accordance with generally accepted accounting principles is offered in Note 9 of the accompanying Financial Update.

        Net income from operations in both the current and the year-ago nine-month periods excludes the impact of impairment, restructuring and other unusual charges, as well as charges for the early retirement of debt. Reflecting these charges, the company recorded net income of $598 million or $1.22 per share in the current nine-month period, compared with $524 million or $1.04 per share in the prior-year nine months.

Outlook

        On December 3, 2002, the company said that it expected earnings per share from operations for the twelve months ended May 2004 to range between $1.80 and $2.20 per share, depending upon changes to the Medicare outlier rule and commercial pricing assumptions. The company's preliminary guidance for its new calendar fiscal 2003 was derived from this prior assumption, updated for the impact of numerous subsequent developments.

        Since the December guidance, the company adopted in January a voluntary policy regarding Medicare outlier payments that it said would reduce its outlier payments to approximately $8 million per month or $96 million per year. Last month, the Centers for Medicare and Medicaid Services (CMS) proposed its expected change to the outlier rules. Based upon the proposed rule, the company expects outlier payments to its hospitals to be approximately $6 million per month or $72 million per year. This compares to the $100 million to $200 million assumed in the December guidance. This change alone brings the range to $1.77 to $2.04 per share. Additionally, the company has taken numerous actions which would further impact those assumptions as follows:

  •
  Revising the December guidance to the new calendar fiscal year ending Dec. 2003 results in a $0.10 per share reduction.

  •
  Expensing stock options reduces another $0.18 per share, as previously announced.

  •
  The previously announced $1 billion financing completed in January reduces earnings by another $0.06 per share due to increased interest expense.

  •
  The previously announced pending asset sale, although ultimately accretive once proceeds are used for share repurchase, will be dilutive during the interim period while the assets are held as discontinued, reducing fiscal calendar 2003 performance by $0.09 to $0.12 per share, depending upon the timing of the sales.

  •
  The expected cost reductions of $100 million would add $0.12 per share once fully implemented. Given the expected timing of these cuts, the company expects to realize approximately $0.03 to $0.04 per share in fiscal calendar 2003.

Of these adjustments, the $0.27 to $0.30 of reductions related to expensing stock options and discontinued operations are non-cash accounting changes. All of the actions, in aggregate, reduce the previous guidance range to $1.34 to $1.65 earnings per share from operations, before any charges.

Additional Information

        According to its new calendar fiscal year, the company will report results of its March quarter in May.

        In the March quarter, the company expects to record additional impairment and restructuring charges, including impairment charges of approximately $62 million related to its announced asset sales. The company also expects to record goodwill impairment charges in the period of approximately $175 million to $200 million related to SFAS No. 142 goodwill impairments resulting from its change in reporting units from the divisional level to the company's five new operating regions. The company noted that it anticipates recording additional restructuring and other charges throughout this transitional year as it continues its restructuring efforts.

        The assets identified for sale will be accounted for as discontinued operations beginning with the March quarter, in accordance with SFAS No. 144. This will require reporting these assets' operating results in current and prior periods as discontinued operations in our statements of operations.

        Also in the March period, the company will begin expensing stock options and the employee stock purchase plan discounts granted to employees in accordance with SFAS No. 123 and SFAS No. 148. This will increase salaries and benefits costs reported in the company's statements of operations by approximately $36 million per quarter. The company will use the retroactive restatement method to transition to the fair value method of accounting for stock-based employee compensation, resulting in expensing the fair value of options which will cause the company to restate prior periods.

        As it transitions to the new calendar schedule, the company will provide unaudited prior-year calendar-quarter results for comparison purposes.

        Also next month, the company will file an annual report on Form 10-K for the 7-month period between the end of its previous fiscal year, ended May 2002, and its new calendar fiscal year-end, ended December 2002 pursuant to the transition rules involving a change in fiscal year.

        Since December, the company has, among other things, (1) announced a series of corporate governance enhancements, including the expected appointment of four new independent directors and a non-executive chairman, (2) decided to sell non-core assets and accelerate share repurchases, (3) taken action to reduce operating expenses going forward by at least $100 million annually, (4) announced its intention to begin expensing on its income statement the cost of stock options granted to employees, (5) changed to a calendar year for financial reporting to enhance comparability with other hospital companies, (6) adopted a new policy on Medicare outlier payments, (7) restructured its operating divisions and regions, (8) promoted its top hospital executives to the senior executive management team, (9) placed a seasoned hospital executive who is also a physician in charge of its large California market, and (10) established a groundbreaking new policy for uninsured patients that includes an offer, subject to government approval, of managed care-style pricing.

        Tenet executives will discuss the company's performance in greater detail on a live audio webcast later this morning. All interested investors are invited to access the webcast live at 11:00 a.m. (EDT), or on a replay basis for the next 30 days, through the company's website, www.tenethealth.com or through www.companyboardroom.com.

        Tenet Healthcare Corporation, through its subsidiaries, owns and operates 114 acute care hospitals with 27,882 beds and numerous related health care services. Tenet and its subsidiaries employ approximately 116,500 people serving communities in 16 states. Tenet's name reflects its core business philosophy: the importance of shared values among partners—including employees, physicians, insurers and communities—in providing a full spectrum of health care. Tenet can be found on the World Wide Web at www.tenethealth.com.

# # #

Certain statements in this release may constitute forward-looking statements. They are based on management's current expectations and could be affected by numerous factors and are subject to various risks and uncertainties. Certain of those risks and uncertainties are discussed in the Company's filings with the Securities and Exchange Commission, including the Company's annual report on Form 10-K and quarterly reports on Form 10-Q. Do not rely on any forward-looking statement, as we cannot predict or control many of the factors that ultimately may affect our ability to achieve the results estimated. We make no promise to update any forward-looking statement, whether as a result of changes in underlying factors, new information, future events or otherwise.

QuickLinks

Tenet Reports EPS from Operations of $0.40 Net Operating Revenues Grew 5.8 Percent, Driven by Solid Growth in Admissions and Outpatient Visits